UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2011

Lone Pine Resources Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-35191	27-3779606
(Commission File Number)	(IRS Employer Identification No.)

Suite 2500, 645-7 Avenue SW, Calgary, Alberta, Canada	T2P 4G8
(Address of principal executive offices)	(Zip Code)

403.292.8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2011, Lone Pine Resources Inc. (“Lone Pine”) closed on the initial public offering of its common stock (the “IPO”).  In connection with the IPO closing, the base salary and annual incentive plan target of the Lone Pine executive officers became effective as follows:

Name	Title	Base Salary	Annual Incentive Plan Target

David M. Anderson	President and CEO	$375,000	60% of base salary

Douglas W. Axani	Vice President, Exploration	$250,000	40% of base salary

Shona F. Mackenzie	Vice President, Engineering & Exploitation	$250,000	40% of base salary

Gordon W. Howe	Vice President, Land & Negotiations	$220,000	40% of base salary

Each executive officer also will receive an award of phantom stock units under the Lone Pine 2011 Stock Incentive Plan, in an amount to be determined by the Compensation Committee of Lone Pine’s Board of Directors.

In addition, each of the executive officers has signed a severance agreement providing for benefits in connection with an “involuntary termination” of employment that occurs within two years after a “change of control” of Lone Pine. An “involuntary termination” of employment occurs if the employee’s employment is terminated by for any reason other than for cause or if the employee resigns within 60 days after becoming subject to a “change of duties” (except that a termination as a result of death, disability, or resignation on or after attaining age 65 will not be considered to be an involuntary termination of employment). A “change of duties” includes, among other things, a significant change in the employee’s authorities or duties, or a reduction in the employee’s annual base salary or right to participate in compensation plans. The severance agreement defines a “change of control” generally as the occurrence of any one of the following: (1) the acquisition by any individual or group of beneficial ownership of 50% or more of either the then outstanding shares of Lone Pine’s common stock or the combined voting power of Lone Pine’s then outstanding voting securities; (2) individuals who, immediately after the closing of the IPO, constitute Lone Pine’s board of directors (and certain new directors approved by certain members of Lone Pine’s board of directors) cease to constitute a majority of Lone Pine’s board of directors; or (3) the consummation of a reorganization, merger, consolidation or other business combination of Lone Pine or any of its subsidiaries, or the sale, lease or other disposition of all or substantially all of Lone Pine’s assets, or Lone Pine’s liquidation or dissolution, unless following any such transaction the owners of Lone Pine’s securities before the transaction own more than

50% of the resulting or acquiring company and at least a majority of the members of the board of directors of the resulting company were members of Lone Pine’s board of directors at the time of the approval of such transaction. In the event that an employee’s employment is involuntarily terminated within two years after a change of control occurs, the severance benefits provided under the severance agreement include, among other things, a lump sum cash payment equal to 2.5 times the employee’s annual base salary, continued coverage under Lone Pine’s medical and dental benefit plans for the employee and his spouse and eligible dependents for a period of two years without any cost to the employee, and the full vesting of outstanding options to purchase Lone Pine’s common stock and any accrued benefits under nonqualified deferred compensation plans that Lone Pine sponsors. Each severance agreement has an initial term of 30 months, subject to automatic successive renewal periods of 30 months unless the compensation committee of Lone Pine’s board of directors chooses not to renew the agreement.

The preceding description is qualified in its entirety to the full text of the severance agreements entered into by Mr. Anderson and the other executive officers, forms of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated in this Item 5.02.

Item 9.01                                           Financial Statements and Exhibits

(d)  Exhibits

Exhibit Number	Description

10.1	Lone Pine Resources Inc. 2011 Stock Incentive Plan—Form of Phantom Stock Unit (RSU Award) Agreement for Canadian Employee Grantees (Cash Only)
10.2	Form of Lone Pine Resources Inc. Severance Agreement for Chief Executive Officer.
10.3	Form of Lone Pine Resources Inc. Severance Agreement for Executive Officers and Key Employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION
(Registrant)

Dated: June 6, 2011	By	/s/ David M. Anderson
David M. Anderson
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Lone Pine Resources Inc. 2011 Stock Incentive Plan—Form of Phantom Stock Unit (RSU Award) Agreement for Canadian Employee Grantees (Cash Only)
10.2	Form of Lone Pine Resources Inc. Severance Agreement for Chief Executive Officer.
10.3	Form of Lone Pine Resources Inc. Severance Agreement for Executive Officers and Key Employees.